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                                                                    Exhibit 23.2

                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Ogdensburg Federal Savings and Loan Association


We consent to the inclusion in the Registration Statement on Form SB-2 of Peoples Bankcorp, Inc. of our audit report dated July 24, 1998 on the statements of financial condition of Ogdensburg Federal Savings and Loan Association as of December 31, 1997 and 1996, and the related statements of income, equity and cash flows for each of the years in the two year period ended December 31, 1997.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG Peat Marwick LLP


September 10, 1998
Syracuse, New York